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Exhibit 99

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
        NET INCOME AND RESULTS FOR THE THIRD QUARTER OF FISCAL 2008

Red Bank, N.J. August 13, 2008 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the third quarter of fiscal 2008 which appear below compared with the third quarter of fiscal 2007. The previously declared distribution of 89 cents per unit will be paid on August 27, 2008 to owners of record as of August 14, 2008.

                              Third Fiscal      Third Fiscal     Percentage
                                 Quarter           Quarter         Change
                              Ended 7/31/08     Ended 7/31/07
                              -------------     -------------    ----------
German Royalties Received      $8,463,341         $5,402,889      +56.64%
Net Income                     $8,226,859         $5,264,505      +56.27%
Net Income per Unit              $0.90              $0.57         +57.89%
Distribution per Unit            $0.89              $0.58         +53.45%

Net income in the third quarter of 2008 was higher than the third quarter 2007 due to higher gas prices and higher average exchange rates both of which contributed to the increase in royalty income and offset the impact of lower
gas sales.   The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession.

                               Third Fiscal       Third Fiscal     Percentage
                                  Quarter            Quarter         Change
                               Ended 7/31/08      Ended 7/31/07
                               -------------      -------------    ----------
Mobil Agreement:
    Gas Sales (Bcf)(1)          12.314 Bcf         16.177 Bcf         -23.88%
    Gas Prices (Ecents/Kwh)(2)  2.4704 Ecents/Kwh  1.5159 Ecents/Kwh  +62.96%
    Gas Prices ($/Mcf)(3)       $11.16/Mcf         $5.90/Mcf          +89.27%

OEG Agreement:
    Gas Sales (Bcf)             31.045 Bcf         37.982 Bcf         -18.26%
    Gas Prices (Ecents/Kwh)     2.5699 Ecents/Kwh  1.8774 Ecents/Kwh  +36.89%
    Gas Prices ($/Mcf)          $11.34/Mcf         $7.10/Mcf          +59.78%

Average Exchange Rate           $1.5702            $1.3517            +16.16%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Dollars per thousand cubic feet

Interest income was lower reflecting the decline in interest rates applicable during the period. For the quarter just ended, Trust interest income decreased 69.84% to $17,332 from $57,459 in the third quarter of fiscal 2007. Trust expenses for the third quarter of fiscal 2008 were $253,814, 29.60%

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higher than the third quarter of fiscal 2007, largely due to higher costs related to the biennial examination of the German operating companies' royalty payments and various legal matters related thereto.

Net income for the first nine months of fiscal 2008 was higher than the first nine months of fiscal 2007 due to a combination of higher gas prices and higher average exchange rates. This combination more than offset lower gas sales.
                               Nine Months       Nine Months      Percentage
                              Ended 7/31/08     Ended 7/31/07      Change
                              -------------     -------------    ----------

German Royalties Received      $25,039,400       $21,430,819       +16.84%
Net Income                     $24,255,590       $20,858,133       +16.29%
Net Income per Unit              $2.64              $2.27          +16.30%
Distribution per Unit            $2.63              $2.27          +15.86%

In lieu of the quarterly report previously mailed to unit owners, the complete text of the 10-Q will be posted to the Trust's website, www.neort.com, at or around the end of this month. The 10-Q provides more information than could previously be supplied in the quarterly report.

Contact: John R. Van Kirk, Managing Director, (732) 741-4008, or via e-mail at jvankirk@neort.com.